Exhibit 10.35

FIRST AMENDMENT TO LEASE AGREEMENT

FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”), dated as of August 1, 2010, between CS/FEDERAL DRIVE AB LLC, a Delaware limited liability company having an address c/o NorthStar Realty Finance Corp., 399 Park Avenue, New York, New York 10022 (herein called “Landlord”), and QUANTUM CORPORATION, a Delaware corporation having an address at 1650 Technology Drive, Suite 800, San Jose, CA 95110 (herein called “Tenant”).
W I T N E S S E T H:
WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement, dated February 6, 2006, pursuant to which Landlord leases to Tenant approximately 92,985 rentable square feet of space in the building commonly known as “Building B” and located at 10205 Federal Drive, Colorado Springs, Colorado (the “Existing Lease”); and
WHEREAS, Landlord and Tenant, subject to and upon the terms and conditions set forth herein, desire to amend the Existing Lease to, among other things, (i) extend the Lease Expiration Date with respect to the portion of Space 2 that is identified as the “warehouse space” on Exhibit A annexed hereto (such portion of Space 2, containing approximately 22,519 rentable square feet, is referred to herein as the “Space 2 Warehouse Space”; and, the remainder of Space 2, containing approximately 21,000 rentable square feet, is referred to herein as the “Space 2 Office Space”), and (ii) modify the Fixed Rent with respect to Space 2.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree to amend the Existing Lease as follows (the Existing Lease, as amended by this Amendment, is herein referred to as the “Lease”):
1.    Definitions.    All capitalized terms contained in this Amendment and not defined herein shall, for the purposes of the Lease, have the same meanings ascribed to them in the Existing Lease.
2.    Extension of Lease Expiration Date for the Space 2 Warehouse Space.
(a)    The initial term of the Lease with respect to the Space 2 Warehouse Space (but not the Space 2 Office Space) is hereby extended to February 28, 2016, which extension shall be on all of the terms, covenants and conditions of the Existing Lease (as amended by this Amendment).
(b)    To give effect to such extension, the Existing Lease is hereby amended as follows:
(1)    Clause (ii) of the definition of “Lease Expiration Date” in the Basic Lease Information is hereby deleted and replaced with the following:
“(ii) (A) as to the Space 2 Warehouse Space, February 28, 2016, subject to the Space 2 Special Renewal Term and, if the Space 2 Special Renewal Term shall have been timely exercised, the Renewal Terms, and (B) as to the Space 2 Office Space, February 28, 2013.”
(2)    Intentionally omitted.
(3)    The definition of “Space 2 Special Renewal Term” in the Basic Lease Information is hereby deleted and replaced with the following
“Space 2 Special Renewal Term:    Solely as to the Space 2 Warehouse Space, one (1) period of five (5) years following the initial ten (10) year term for Space 2.”
(4)    The first sentence of Section 4(a) of the Existing Lease is hereby deleted and replaced with the following:
“The primary term of this Lease (the “Primary Term”) as to Space 1 shall be for a period of approximately fifteen (15) years, as to the Space 2 Warehouse Space shall be for a period of approximately ten (10) years, and as to the Space 2 Office Space shall be for a period of approximately

Exhibit 10.35

seven (7) years, in each case, beginning on the Commencement Date and ending on the applicable Lease Expiration Date.”
(5)    The first sentence of Section 4(b) of the Existing Lease is hereby deleted and replaced with the following:
“Unless the Term of this Lease shall have expired or been terminated pursuant to any provision hereof, and so long as no Event of Default exists at the time of exercise or on the date the Space 2 Special Renewal Term commences, Tenant shall have the right to extend the Term solely with respect to the Space 2 Warehouse Space for one (1) extension period of five (5) years immediately following the initial ten (10) year term as to the Space 2 Warehouse Space (the "Space 2 Special Renewal Term") upon the terms and conditions set forth in this Section 4(b) such that, if so exercised, the Term of the Lease as to Space 1 and the Space 2 Warehouse Space would become conterminous.”
(6)    For the avoidance of doubt, the Term of the Lease with respect to the Space 2 Office Space shall expire on February 28, 2013, whereupon (i) Tenant shall surrender the Space 2 Office Space to Landlord in the manner required by the Lease, and (ii) from and after such expiration, all references in the Lease to the “Premises” or “Space 2” shall exclude the Space 2 Office Space.
3.    Amended Fixed Rent. Notwithstanding anything in the Existing Lease to the contrary (but subject to the immediately following sentence), (i) the Fixed Rent payable by Tenant with respect to the Space 2 Warehouse Space on account of the period from August 1, 2010 through and including February 28, 2016 shall be at the rate of $245,457.10 per annum ($20,454.76 per month) (and, accordingly, the CPI escalations set forth at the end of the definition of “Fixed Rent” shall not apply to the Space 2 Warehouse Space in respect of such period), and (ii) the Fixed Rent payable by Tenant with respect to the Space 2 Office Space on account of the period from August 1, 2010 through and including February 28, 2013 shall be at the rate of $237,300 per annum ($19,775.00 per month) (and, accordingly, the CPI escalations set forth at the end of the definition of “Fixed Rent” shall not apply to the Space 2 Office Space in respect of such period). Notwithstanding the preceding sentence, until the Mortgagee Consent (as defined below) is obtained, Tenant shall continue to pay Fixed Rent with respect to all of Space 2 at the rate set forth in the Existing Lease (with the understanding that upon the granting of the Mortgagee Consent, Tenant shall be afforded a rent credit for any Fixed Rent with respect to Space 2 paid by Tenant on account of the period from and after August 1, 2010 that is in excess of the amount of Fixed Rent provided for in the preceding sentence).
4.    Broker. Each party represents that it has not dealt with any real estate broker or finder with respect to this Amendment. Tenant agrees to indemnify and hold Landlord harmless from and against any and all loss, liability, damage, cost and expense (including, but not limited to, court costs and reasonable attorneys' fees) which Landlord may incur or sustain in connection with any claim or action by any real estate broker or finder that may be asserted against Landlord as a result of any conversations, correspondence or other dealings between Tenant and such broker or finder. Landlord agrees to indemnify and hold Tenant harmless from and against any and all loss, liability, damage, cost and expense (including, but not limited to, court costs and reasonable attorneys' fees) which Tenant may incur or sustain in connection with any claim or action by any real estate broker or finder that may be asserted against Tenant as a result of any conversations, correspondence or other dealings between Landlord and such broker or finder.
5.    Ratification; Representations.    Except as modified by this Amendment, the Existing Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed. Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Existing Lease is in full force and effect and has not been modified except pursuant to this Amendment; and (b) there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease against Tenant. If any conflict or inconsistency exists or arises between the terms of this Amendment and the terms of the Existing Lease, the terms of this Amendment shall prevail.
6.    Mortgagee Consent. Tenant understands that, pursuant to the terms of the existing mortgage on the Building, the holder of such mortgage is required to consent to this Amendment. Accordingly, each party, by written notice to the other, shall have the right (in its sole and absolute discretion) to terminate this Amendment if such consent (the “Mortgagee Consent”) is not given within 60 days after the date hereof, but only if such termination notice is given after such 60th day but before the date that is 90 days after the date hereof. Tenant shall reasonably cooperate with Landlord in connection with Landlord’s efforts to obtain such consent. In the event of such termination, this Amendment shall be null and void ab initio, and the Existing Lease shall continue in full force and effect without modification, as if this Amendment had never been executed.

Exhibit 10.35

7.    Miscellaneous. The covenants, agreements, terms and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective legal successors and permitted assigns. This Amendment (i) contains the entire agreement between the parties with respect to the subject matter hereof and may not be changed orally but only by a writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; (ii) may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument; (iii) shall not be binding upon Landlord unless and until Landlord shall have delivered a fully executed counterpart of this Amendment to Tenant; and (iv) shall in all respects be governed by and construed in accordance with the laws of the State of Colorado. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission (including Portable Document Format (PDF)) shall be as effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:
CS/FEDERAL DRIVE AB LLC

By: /s/ DAN RAFFE
Name: Dan Raffe
Title: Executive Vice President
TENANT:
QUANTUM CORPORATION
By: /s/ LINDA M. BREARD
Name: Linda M. Breard
Title: SVP

Exhibit 10.35

Exhibit A

Space 2 Warehouse Space